EXHIBIT 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of The Colonial BancGroup, Inc. on Form S-4, of our report dated March 14, 2007 with respect to the 2006 consolidated financial statements of Commercial Bankshares, Inc., and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and the reference to our firm under the caption “Experts”.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

Fort Lauderdale, Florida

March 28, 2007